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Exhibit 10.23

July 8, 2004

R. William Taylor

Dear Bill:

        We are pleased to offer you following position within Accelrys Inc. and it is our hope that you will become a part of this exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

        Position/Location:    You will assume the position of Vice President of Marketing and will join Accelrys as a member of the Executive Management Team based in our San Diego headquarters. In this role you will report directly to Mark Emkjer, President and CEO of Accelrys.

        Compensation:    Your compensation in the above position will include an annual base salary of $225,000.00, paid semi-monthly at the rate of $9,375.00 per pay period. In addition you will participate in our Management Incentive Plan designed to allow you to earn up to 30% of your base salary in incentive compensation upon the achievement of corporate and individual objectives. For FY05 your incentive eligibility will be prorated (7/12ths) consistent with your partial year of service and of the eligible amount, you will receive a guaranteed payment of 50% of that amount following the end of the fiscal year on or about April 30, 2005. For FY06 you will receive a guaranteed payment of 50% of that amount remaining to make your guaranteed bonus period a full year's term (5/12ths) which will be paid to you following the end of the fiscal year on or about April 30, 2006. Both payments are conditional upon the provision that you do not voluntarily terminate your employment prior to the fiscal year end associated with the guarantee.

        Employment and Benefits:    As a US employee of Accelrys Inc., you will participate in our comprehensive employee benefits package. Accelrys is committed to maintaining a competitive position in the employment marketplace and in doing so makes available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits. In addition, you will be eligible to participate in a number of executive-level benefits including supplemental long term disability insurance and participation in Accelrys' executive deferred compensation plan.

        It is understood that this offer of employment, its acceptance, or the maintenance of human resources policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits. Employment at Accelrys Inc. is not for a specific term and can be terminated by you or by Accelrys Inc. at any time for any reason, with or without cause.

        This letter supersedes any prior or contrary representations that may have been made by Accelrys Inc. Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by the Vice President of Human Resources.

        Relocation Terms:    Accelrys Inc. will agree to pay for reasonable and customary expenses associated with your relocation to the San Diego area upon your acceptance of this offer and upon commencement of your employment with us. Relocation expenses must be approved in advance and can include the following:

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  A house-hunting trip for you and you family

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  Travel associated with the move of your family to San Diego

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  The packing, moving and storage (for up to 3 mos.) of your household goods including the move of up to two automobiles

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  Payment for up to 1 month of temporary housing expense (not to exceed $5,000 in total)

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  Closing costs associated with the sale of your home in Washington (expect to be between 6-7% of sale price of your home)

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  Cost associated with the exit taxes levied upon you by the state of WA.

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  Closing costs associated with the purchase of a home in San Diego within 6 months of your commencement of employment with us. (up to 1 1/2% of total cost of the home)

        Please note should you voluntarily terminate your employment with the company prior to 2 years from the date of your relocation to San Diego, as defined by final payment of relocation related expenses, you will agree to repay to the company all monies paid to you or on your behalf in conjunction with your relocation in accordance with the following.

        Immigration Assistance:    Accelrys will provide you with legal and financial assistance in the completion of your United States permanent residency filings and those filings that may be required in transferring your employment to Accelrys.

        Employment Termination Provision:    In the event that your employment with the Company is involuntarily terminated for reasons other than gross misconduct Accelrys Inc. will agree to pay to you a severance payment equal to 6 months of your then base salary amount. This amount will be deemed payable upon the effective date of your termination and will be paid to you in 12 equal bi-weekly payments consistent with our standard US payroll processing periods. This payment will be conditional upon your execution of an employment agreement with Accelrys inclusive of change of control provisions related to accelerated vesting of outstanding options and a standard release of all claims, non-solicitation and of a non-competition agreement for a period equal to that of the severance payment period provisions.

        Option Grant:    Upon joining the Company, management will recommend to the Board of Directors that you be given the opportunity to receive an option for 75,000 shares of common stock pursuant to the terms of the Non-Qualified Stock Plan. Any offer of options is subject to the written approval of the Company's Board of Directors and such standard conditions as the Board may impose. The option will vest over a four (4) year period and will be priced in accordance with the market close price as of the day you begin your employment with us.

        Confidentiality:    Due to the nature of your responsibilities, you will be required to execute and will be bound by the Company's Invention and Non-Disclosure Agreement ("the Agreement") effective upon your commencement of employment with the company. Please find a copy of this document enclosed for your review.

        Proposed Start Date:    No later than September 1, 2004

        This offer is subject to your submission of an I-9 form, to satisfactory completion of Accelrys' reference and background check and satisfactory documentation with respect to your identification, and right to work in the United States.

        I look forward to your joining the Accelrys team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys Inc.
By:	/s/ JUDITH OHRN HICKS Judith Ohrn Hicks Vice President, Human Resources

Agreed and Accepted by:
/s/ R. WILLIAM TAYLOR R. William Taylor
Start Date: ____________

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  Exhibit 10.23